Filed Pursuant to Rule 424(b)(3)

Registration No. 333-168198

PROSPECTUS

HUGHES TELEMATICS, INC.

5,130,500 Shares of Common Stock

This prospectus relates to the offer for sale by the existing holders of our common stock named in this prospectus of 5,130,500 shares of our common stock, par value $0.0001 per share. These existing holders of our common stock are referred to as selling security holders throughout this prospectus.

All of the shares of common stock offered by this prospectus are being sold by the selling security holders. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling security holders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

Our common stock is currently traded on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “HUTC.” As of August 12, 2010, the closing sale price of our common stock was $2.00 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 2 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2010.

HUGHES Telematics, Inc.

ABOUT THIS PROSPECTUS

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

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FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition; or state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language contained in the prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	expectations regarding our growth potential;

•	our financial performance;

•	slower than expected development of the telematics industry or any event that causes telematics to be less attractive to consumers;

•	the loss of our strategic relationship with Mercedes-Benz;

•	the uncertainties regarding the financial stability U.S. automakers and the effects of government intervention in the automotive industry;

•	an inability to enter into a strategic relationship with additional automakers, thereby limiting our growth potential;

•	the introduction and proliferation of competitive products;

•	changes in technology;

•	an inability to achieve or sustain profitability;

•	difficulties with delays or quality control with our primary vendors;

•	failure to implement our short- or long-term growth strategies;

•	the cost of retaining and recruiting our key personnel or the loss of such key personnel;

•	risks associated with the expansion of our business in size and geography;

•	operational risk;

•	geopolitical events and regulatory changes;

•	changing interpretations of generally accepted accounting principles (“GAAP”);

•	general economic conditions;

•	a continued downturn in the automotive industry; and

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

You should be aware that the occurrence of the events described in the under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and the risk factors described in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, could have a material adverse effect on us.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information” on page 11 of this prospectus.

Our Business

We are a telematics services company that provides a suite of real-time voice and data communications services and applications for use in vehicles and are developing additional applications for use within and outside of the automotive industry. These services are enabled through a state-of-the-art communications center designed and built to connect various mobile devices with content, services and call centers. Our system architecture enables us to manage the integration of these components and the associated service delivery in an efficient manner, allowing us to quickly adopt and implement new technologies and services.

Within the automotive industry, our communications center allows for two way voice and data communications to the vehicle and supports, among other things, critical safety and security services as well as location-based services and remote diagnostics. Since November 16, 2009, we have been the exclusive telematics service provider in the United States for all new vehicles sold by Mercedes-Benz USA, LLC (“Mercedes-Benz”) as well as the preferred provider of telematics services for all Mercedes-Benz vehicles purchased prior to November 16, 2008. These services are marketed under the mbrace brand and are enabled through a factory-installed hardware device on Mercedes-Benz vehicles. In addition, our in-Drive product offers services to consumers and other third parties through an aftermarket hardware device that we have developed and which we intend to distribute through relationships with companies and organizations with large customer bases for installation in existing vehicles. Through Networkfleet, Inc., our wholly-owned subsidiary, we currently offer remote vehicle monitoring and other data services to support owners and operators of fleets of vehicles.

Although Networkfleet has been our primary source of revenue to date, we expect to derive our revenue increasingly from the telematics services provided to Mercedes-Benz vehicles, vehicles manufactured by automakers to whom we are currently marketing our services and vehicles which will have our in-Drive aftermarket hardware device installed. We expect a significant portion of our future revenues to be generated from subscriptions for consumer service offerings, as well as from transaction or pre-paid package fees, automaker and dealer service offerings and from strategic relationships with third parties, who are expected to develop applications for our services and product offerings.

On May 12, 2010, we, QUALCOMM Incorporated and American Medical Alert Corp. entered into a limited liability company agreement forming Lifecomm LLC (“Lifecomm”), a venture to design, develop, finance and operate a mobile personal emergency response service which will permit subscribers to initiate requests for emergency assistance services through a wearable device that is able to communicate information to and support voice interactions between the subscriber and an emergency assistance call center for purposes of dispatching first responders to the subscriber’s location. Lifecomm expects to launch its service offering in the second half of 2011.

On March 31, 2009, pursuant to the terms of the Agreement and Plan of Merger dated June 13, 2008 (as amended and restated on November 10, 2008 and March 12, 2009, the “Merger Agreement”), Hughes Telematics, Inc. (“Old HTI”), a privately held company, and Polaris Acquisition Corp. (“Polaris”), a publicly held blank check company, consummated the merger (the “Merger”) whereby Old HTI merged with and into a wholly owned direct subsidiary of Polaris with Old HTI as the surviving corporation, and immediately thereafter, Old HTI merged with and into Polaris, with Polaris as the surviving corporation. In connection with the Merger, Polaris changed its name from “Polaris Acquisition Corp.” to “HUGHES Telematics, Inc.”

As used in this prospectus, unless otherwise indicated, references to “we,” “us,” “our,” and the “Company” refer to Old HTI for periods prior to the consummation of the Merger and refer to HUGHES Telematics, Inc. for periods following the consummation of the Merger.

Company Information

Our executive offices are located at 2002 Summit Boulevard, Suite 1800, Atlanta, Georgia 30319. Our website is located at www.hughestelematics.com, and our telephone number is (404) 573-5800.

RISK FACTORS

An investment in our securities involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. Before deciding to invest in our securities, you should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” on page 11 of this prospectus.

THE OFFERING

Common stock offered by the selling security holders	Up to 5,130,500 shares of our common stock.

Common stock outstanding prior to the offering	92,631,187 (1)

Common stock to be outstanding after the offering	92,631,187 (1)

Use of Proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling security holders.

OTC Bulletin Board Symbol	Our common stock is currently traded on the OTC Bulletin Board under the symbol “HUTC.”

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” on page 2 of this prospectus and all other information in this prospectus before investing in our securities.

(1)	Based upon the total number of issued and outstanding shares as of August 12, 2010, including 58,498,131 earn-out shares.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of common stock by the selling security holders.

PLAN OF DISTRIBUTION

We are registering 5,130,500 shares of common stock. As used in this prospectus, the term “selling security holders” includes pledgees, transferees or other successors-in-interest selling shares received from the selling security holders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling security holders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling security holders.

We expect that the selling security holders will sell their shares primarily through sales on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales of our common stock may be made at fixed or negotiated prices and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions in which broker-dealers may agree with one or more selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	underwritten offerings; or

•	a combination of any of the above or any other method permitted pursuant to applicable law.

The selling security holders will have the sole discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution, including the names of any broker-dealers, underwriters or agents.

Broker-dealers engaged by selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser, in amounts to be negotiated. Selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock, or interests therein, selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling security holders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions.

Selling security holders and any underwriters, broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be “underwriters” with respect to securities they sell within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling security holder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling security holder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we would be required to amend the registration statement of which this prospectus forms a part, and file a prospectus supplement to describe the agreement between the selling security holder and broker-dealer, underwriter or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We would also file the agreement between the selling security holder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts. Selling security holders will be indemnified by us against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

There can be no assurance that the selling security holders will sell any or all of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling security holders and other persons participating in the sale or distribution of the shares offered hereby will be subject to applicable provisions of the Exchange Act and rules and regulations promulgated thereunder, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by selling security holders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus.

To our knowledge, no selling security holder is a broker-dealer or an affiliate of a broker-dealer.

SELLING SECURITY HOLDERS

Pursuant to the registration rights agreement executed in connection with the private placement that we completed on May 13, 2010, we have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, under the Securities Act to register the shares of common stock offered by certain of the selling security holders. See “Description of Securities—Shareholders’ Agreement” and “—Registration Rights Agreement.” Up to 5,130,500 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders. The shares of common stock are being registered to permit public sales of the shares, and the selling security holders may offer the shares for resale from time to time pursuant to this prospectus. The selling security holders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling security holders in amendments to this prospectus.

In connection with the Merger, on March 31, 2009, we entered into an escrow agreement (the “Escrow Agreement”), with Communications LLC (in its capacity as representative of the holders of shares of Old HTI common stock), Trivergance, LLC (in its capacity as representative of the our initial stockholders) and Continental Stock Transfer & Trust Company (in its capacity as escrow agent). Communications LLC is an affiliate of Apollo Global Management, LLC, our controlling stockholder. As of the date hereof, 58,498,13 shares of common stock are held in escrow subject to the terms of the Escrow Agreement, pending the satisfaction of certain earn-out targets and to satisfy certain possible indemnification claims. None of the shares offered by this prospectus are subject to the Escrow Agreement.

The table below sets forth certain information regarding the selling security holders and the shares of our common stock offered by them in this prospectus.

Because each selling security holder may offer all, some or none of the shares it holds, no definitive estimate as to the number of shares that will be held by each selling security holder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holders. The selling security holders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, none of the selling security holders are a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling security holder’s percentage of ownership of our outstanding shares in the table below is based upon 92,631,187 shares of common stock outstanding as of August 12, 2010.

	Ownership Before Offering		Ownership After Offering(1)
Selling Security Holder	Number of Shares Owned	Number of Shares Being Registered	Number of Shares Owned After Offering	Percentage After Offering
Ascend Partners Fund I LP(2)	4,476	4,476	—	0.00%
Ascend Partners Fund I, Ltd.(2)	29,845	29,845	—	0.00%
Ascend Partners Fund II BPO, Ltd.(2)	157,728	157,728	—	0.00%
Ascend Partners Fund II LP(2)	421,396	421,396	—	0.00%
Ascend Partners Fund II, Ltd.(2)	964,219	964,219	—	0.00%
Rahul Gandhi(3)	12,000	2,000	10,000	0.01%
Map 3 Segregated Portfolio(2)	307,359	307,359	—	0.00%
Lars O. Mellemseter(4)	20,000	20,000	—	0.00%
Patrick Lin(5)	8,500	8,500	—	0.00%
Permal Ascend Equities Ltd.(2)	36,039	36,039	—	0.00%
PGAS PCC Ltd Grey Iota Cell(2)	25,000	25,000	—	0.00%
Prism Partners I L.P.(6)	200,000	200,000	—	0.00%
Prism Partners III Leveraged L.P.(6)	666,667	666,667	—	0.00%
Prism Partners IV Leveraged Offshore Fund(6)	800,000	800,000	—	0.00%
SEI Investment Management Corporation(2)	53,938	53,938	—	0.00%
Starpoint Partners L.P.(7)	679,148	250,000	429,148	0.46%
Valley High Partners, LP(2)	1,100,000	1,100,000	—	0.00%
Ward Capital LLC(8)	83,333	83,333	—	0.00%

(1)	Represents the amount of shares that will be held by the selling security holders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus forms part will be sold and (b) that no other shares of our common stock are acquired or sold by the selling security holders prior to completion of this offering. However, the selling security holders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(2)	Ascend Capital LLC (“Ascend Capital”) is the sole general partner of Ascend Capital Limited Partnership (“Ascend LP”). Ascend LP is the sole investment adviser of Ascend Partners Fund I LP; Ascend Partners Fund II LP; Ascend Partners Fund I, Ltd.; Ascend Partners Fund II, Ltd.; Map 3 Segregated Portfolio; PGAS PCC Ltd Grey Iota Cell; Permal Ascend Equities Ltd.; and SEI/Ascend Segregated Portfolio. Ascend Capital is the sole investment adviser of Ascend Partners Fund II BPO, Ltd. Valley High Capital LLC is the sole general partner of Valley High Partners, LP. Malcolm P. Fairbairn is Chief Investment Officer of Ascend Capital and the managing member of Valley High Capital LLC. The business address of Ascend Capital is 50 California Street, Suite 2940, San Francisco, CA 94111.

(3)	Includes 10,000 shares of common stock issuable upon the exercise of warrants. The address of Mr. Gandhi is c/o Ascend Capital, 50 California Street, Suite 2940, San Francisco, CA 94111.

(4)	The address of Mr. Mellemseter is c/o Ascend Capital, 50 California Street, Suite 2940, San Francisco, CA 94111.

(5)	The address of Mr. Lin is 21 C Orinda Way #138, Orinda, CA 94563.

(6)	Weintraub Capital Management LP (“Weintraub Capital”) is the general partner of Prism Partners I, L.P. and Prism Partners III Leveraged L.P. and the investment adviser for Prism Partners IV Leveraged Offshore Fund. Jerald M. Weintraub is the President of Weintraub Capital. The business address of Weintraub Capital is 44 Montgomery Street, Suite 4100, San Francisco, CA 94104.

(7)	Includes 415,000 shares of common stock issuable upon the exercise of warrants. Starpoint Partner, L.P. is managed by its sole general partner, Starpoint Capital, LLC. Jonathan E. Aborn is sole member of Starpoint Capital, LLC. The business address of Starpoint Partners, L.P. is 601 Montgomery Street, Suite 675, San Francisco, CA 94111.

(8)	Ward Capital LLC is beneficially controlled by Kurt Butenhoff. The business address of Ward Capital LLC is One Landmark Square, 22nd Floor, Stamford, CT 06901.

DESCRIPTION OF SECURITIES

Common Stock

Authorized and Outstanding

We are authorized to issue up to 155,000,000 shares of common stock, par value $0.0001 per share, of which 92,631,187 shares are outstanding as of the date of this prospectus.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on our books, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our certificate of incorporation or by-laws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

Although there are no restrictions in our certificate of incorporation or by-laws that prevent us from declaring dividends, we have not declared any dividends to date and do not plan to declare any dividends in the foreseeable future. Our ability to pay dividends is subject to the terms of our debt agreements which, among other things, limit the amount of dividends we may pay.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the shares of common stock sold in the offering will when issued, be fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are outstanding as of the date of this prospectus.

Units and Warrants

On January 17, 2008, we completed our initial public offering of 15,000,000 units at $10.00 per unit. Each unit consists of one share of our common stock, $0.0001 par value, and one redeemable common stock purchase warrant (the “IPO warrants”). In conjunction with the consummation of the initial public offering, we sold an aggregate of 4,500,000 warrants to certain existing stockholders on a private placement basis at a price of $1.00 per warrant, for an aggregate price of $4.5 million. Each warrant and IPO warrant entitles the holder to purchase from us one share of common stock at an exercise price of $7.00. The warrants and IPO warrants expire on January 10, 2012 at 5:00 p.m., New York City time, or upon earlier redemption by us: (i) in whole and not in part; (ii) at a price of $0.01 per warrant or IPO warrant at any time after the warrants or IPO warrants become exercisable; (iii) upon not less than 30 days’ prior written notice of redemption; and (iv) if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

The right to exercise the warrants and IPO warrants will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant or IPO warrants will have no further rights except to receive the redemption price for such holder’s warrant or IPO warrant upon surrender of such warrant or IPO warrant.

The warrants are identical to the IPO warrants underlying the units sold in our initial public offering except that if the IPO warrants are called for redemption, the warrants will be exercisable on a cashless basis so long as they are still held by the original holders or their affiliates. If the original holders retain any warrants and take advantage of this option, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants and IPO warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of Continental Stock Transfer & Trust Company, as warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

As of the date of this prospectus, there were an aggregate of 16,743,180 warrants and IPO warrants outstanding.

Shareholders’ Agreement

Immediately prior to the consummation of the Merger, Polaris, the initial shareholders of Polaris, and certain securityholders of Old HTI, including those selling security holders who were holders of Series B Preferred Stock (“Series B Selling Securityholders”), entered into the Shareholders’ Agreement.

The Series B Selling Securityholders agreed not to transfer any shares of our common stock issued to them in the Merger for a period of six months after the closing of the Merger, with certain limited exceptions for private transfers (e.g., to family members) where the transferee agrees to be bound by the terms of the lock-up exceptions. The holders of Old HTI’s common stock party to the Shareholders’ Agreement agreed not to transfer any shares of our common stock, including shares of our common stock underlying stock options, issued to them in the Merger for a period of two years after the closing of the Merger, with certain limited exceptions for private transfers (e.g., to family members) where the transferee agrees to be bound by the terms of the lock-up exceptions. Polaris’ initial stockholders agreed not to transfer any shares of our common stock for a period of one year after the closing of the Merger, with certain limited exceptions for private transfers (e.g., to family members) where the transferee agrees to be bound by the terms of the lock-up exceptions.

Additionally, Polaris’ initial stockholders and holders of Old HTI’s common stock agreed not to transfer, as applicable, (i) any sponsor earn-out shares placed in escrow pursuant to the Escrow Agreement or (ii) any earn-out shares, including shares of our common stock underlying earn-out options, issued to them in the Merger and placed in escrow pursuant to the escrow agreement, until:

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with respect to shares released from escrow between the first and second anniversaries (including the second anniversary) of the closing of the Merger, upon the achievement of the share price target for the first tranche of earn-out shares, one year following the distribution of these securities from escrow; and

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with respect to any other shares released from escrow (including sponsor earn-out shares and earn-out shares in the first tranche that are not released on or before the second anniversary of the closing of the Merger), the earlier of (i) six months following the distribution of these shares from escrow and (ii) the fifth anniversary of the closing of the Merger.

All of the former holders of Old HTI’s common stock are subject to these transfer restrictions except for one non-employee, unaffiliated stockholder of Old HTI, who owned fewer than 50,000 shares of our common stock at the closing of the Merger (including earn-out shares). Parties to the Shareholders’ Agreement may vote the earn-out shares, escrowed indemnity shares and sponsor earn-out shares, as applicable, without restriction while they remain in escrow.

The parties to the Shareholders’ Agreement agreed that in the event Marc V. Byron, one of our directors, resigns, is removed, or is unable to serve on our board of directors while earn-out shares or escrowed indemnity shares remain in escrow (the “escrow period”), we will nominate a replacement designated by Polaris’ initial stockholders (as determined by a majority-in-interest of such stockholders) and parties to the Shareholders’ Agreement will vote their shares in favor of Marc V. Byron or a replacement director designated by Polaris’ initial stockholders until the earlier of (i) the termination of the escrow period and (ii) the date when Polaris’ initial stockholders hold less that 50% of the outstanding shares of our common stock held by Polaris’ initial stockholders at the closing of the Merger.

The Shareholders’ Agreement also provides for certain registration rights beginning after the expiry of the applicable transfer restrictions for the shares of our common stock issued to the Series B Selling Securityholders and holders of Old HTI’s common stock in the Merger, the shares of our common stock held by Polaris’ initial stockholders, the Polaris warrants and shares of Polaris common stock underlying such warrants (the “registerable securities”). Under the Shareholders’ Agreement, the Series B Selling Securityholders, former holders of Old HTI’s common stock and Polaris’ initial stockholders are afforded demand rights, shelf registration rights and “piggyback” rights.

Pursuant to the Shareholders’ Agreement, the Series B Selling Securityholders are entitled to “piggyback” rights and are separately entitled to two demand registrations and may demand an underwritten offering.

The former holders of Old HTI’s common stock holding a majority-in-interest of the such stockholders’ registerable securities and Polaris’ initial stockholders holding a majority-in-interest of such stockholders’ registerable securities will be able to make written demands to us to register all or any portion of their respective registerable securities at any time after the expiry of the applicable transfer restrictions and will also be able to make shelf takedown demands for their respective registerable securities at any time after we have become eligible to file registration statements on Form S-3 and after the expiry of the applicable transfer restrictions. We are not required to (i) effect more than two demand registrations and two shelf takedown demands initiated by Polaris’ initial stockholders or four demand registrations and four shelf takedown demands initiated by former holders of Old HTI’s common stock or (ii) effect a demand registration or shelf takedown for Polaris’ initial stockholders if the value of registerable securities in the proposed registration or shelf takedown is less than $2.0 million, or effect a demand registration or shelf takedown for the former holders of Old HTI’s common stock if the value of registerable securities in the proposed registration or shelf takedown is less than $20.0 million. The demand notice and demand registration are subject to customary limitations on demands, cutbacks, withdrawals and underwriters. Former holders of Old HTI’s common stock and Polaris’ initial stockholders will have unlimited “piggyback” rights after the expiry of the applicable transfer restrictions, subject to customary restrictions. Securities will cease to be registerable pursuant to the Shareholders’ Agreement once they are saleable under Rule 144 and not subject to the volume restrictions therein.

We agreed to indemnify the parties to the Shareholders’ Agreement from any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact therein or necessary to make the statements therein not misleading or any violation by us of the Securities Act. However, the SEC has taken the position that indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. The Shareholders’ Agreement will terminate (i) with respect to the former securityholders of Old HTI, on the date when the former securityholders of Old HTI together hold less than 10% of the outstanding our common stock, and (ii) with respect to all parties, on the date of a change of control of our company. The registration rights of the former securityholders of Old HTI and Polaris’ initial stockholders, as applicable, will survive until such holders no longer own any of our common stock (or, with respect to Polaris’ initial stockholders, any warrants). The indemnification provisions will survive the termination of the Shareholders’ Agreement.

Amended and Restated Co-Sale and Stock Restriction Agreement

In connection with the private financings that Old HTI consummated between March 2008 and March 2009, Old HTI entered into the Co-Sale Agreement with the selling security holders. The provisions of the Co-Sale Agreement that provided for “piggyback” registration rights with respect to the common stock held by the selling security holders survived the consummation of the Merger. In connection with the “piggyback” registration rights provided to the selling security holders, we agreed to indemnify the selling security holders from any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact therein or necessary to make the statements therein not misleading insofar as such registration statement or prospectus included securities requested to be registered pursuant to the Co-Sale Agreement. We are not required to provide indemnification for any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformance with information furnished in writing or on behalf of any selling security holder to us expressly for use in the registration statement or prospectus.

Registration Rights Agreements

In connection with the issuance of the our Second Lien Credit Agreement, we entered into a registration rights agreement with PLASE HT, dated as of December 17, 2009, pursuant to which we granted PLASE HT customary “piggyback” registration rights.

In connection with the private placement we consummated on December 28, 2009, we entered into a registration rights agreement with the purchasers requiring that, among other things, we register the resale of the shares of common stock sold in the private placement.

In connection with the private placement we consummated on May 13, 2010, we entered into a registration rights agreement with the purchasers requiring that, among other things, we file this registration statement to register the resale of the shares of common stock sold in the private placement. Cash penalties of 1% of the purchase price per month for up to twelve months may apply if this registration statement is not effective by the earlier of (i) August 11, 2010 (or the 150th calendar day following the closing date of the private placement in the event that this registration statement is subject to review by the SEC) and (ii) the fourth business day after the date we are notified by the SEC that this registration statement will not be “reviewed” or will not be subject to further review.

Stock Incentive Plans

Our 2006 Stock Incentive Plan (the “2006 Plan”) provides for share-based compensation awards, including incentive stock options, non-qualified stock options and share awards, to our officers, employees, non-employee directors and non-employee consultants. There are 3,047,900 shares of common stock authorized for issuance under the 2006 Plan. The 2006 Plan is administered by the compensation committee of our board of directors which determines eligibility, amount, and other terms and conditions of awards. Options awarded under the 2006 Plan generally have a term of ten years and an exercise price equal to or greater than the fair value of the underlying shares of common stock on the date of grant. Generally, half of each award vests in equal parts over a period of three years of continued employment or service with us. The remaining half of each award vests upon the achievement of certain pre-established performance goals set by our board of directors. In the event an option holder’s service to us is terminated for either (i) other than good reason, as defined in the 2006 Plan, before the fifth anniversary of the holder’s service to us or (ii) cause, we may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the lesser of the fair market value of the stock on the date of termination or the exercise price of the stock option. In the event an option holder’s service to us is terminated for any of (i) good reason, as defined in the 2006 Plan, (ii) other than cause or (iii) following the fifth anniversary of such holder’s service to us, we may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the fair market value of the stock on the date of termination.

Our 2009 Equity and Incentive Plan (the “2009 Plan”) provides for the grant of share-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other share based awards, as well as cash bonuses and long-term cash awards to our directors, officers, employees, advisors and consultants who are selected for participation in the 2009 Plan. There are 2,500,000 shares of common stock authorized for issuance under the 2009 Plan. The 2009 Plan is administered by the compensation committee of our board of directors which determines eligibility, amount, and other terms and conditions of awards.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Robert C. Lewis, Esq., our general counsel. Mr. Lewis presently holds (i) stock options to purchase an aggregate of 79,244 shares of our common stock under the 2006 Plan and (ii) 36,000 shares of our restricted common stock and a stock option to purchase 60,000 shares of our common stock, each issued under the 2009 Plan and (iii) 30,479 shares of our common stock.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for each of the three years ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2009 incorporated by reference in this prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. These reports and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet website at http://www.sec.gov that contains reports, information statements and other information regarding companies that file electronically with the SEC, including us.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed on March 16, 2010) and the amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2009 (filed on July 19, 2010);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 (filed on May 10, 2010) and June 30, 2010 (filed on August 9, 2010);

•	Our Current Report on Form 8-K filed on May 17, 2010; and

•	Our Registration Statement on Form 8-A dated July 29, 2009.

We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents or portions of documents deemed not to be filed under the Securities Act.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference to this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests may be made by writing us at HUGHES Telematics, Inc., Attention: Office of the General Counsel, 2002 Summit Boulevard, Suite 1800, Atlanta, Georgia 30319 or by calling us at (404) 573-5800.